Exhibit 99.1

Mercantile Bank Corporation Reports Third Quarter 2014 Results

Benefits of merger with Firstbank Corporation emerging

GRAND RAPIDS, Mich., October 21, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $5.9 million, or $0.35 per diluted share, for the third quarter of 2014, compared with net income of $3.5 million, or $0.40 per diluted share, for the prior-year period.

Third quarter performance reflects progress in the integration of Mercantile and Firstbank Corporation (“Firstbank”), which merged on June 1, 2014, including consolidated operating results for the combined businesses. Results for the quarter also include $1.3 million in pre-tax merger-related costs. On an after-tax basis, these costs were $0.9 million, or $0.05 per diluted share. Excluding these costs, adjusted net income was $6.8 million and adjusted earnings per diluted share was $0.40.

Third quarter highlights:

●	Net interest margin increased to 3.95% from 3.62% in the second quarter
●	Loan pipeline remains strong
●	Successful merging of computer processing systems
●	Nonperforming assets remain at a negligible level
●	New loan funding of approximately $47 million during the quarter

“Mercantile delivered a strong performance in both revenue and profitability in the third quarter,” said Michael Price, President and Chief Executive Officer. “This was the first full quarter of operations following our merger with Firstbank, and our experience indicates that we are on track to realize the significant cost savings and business opportunities that were identified during the merger negotiations. We remain confident of the positive attributes of the merger.”

“Our integration teams have made excellent progress in bringing these two institutions together in a seamless way,” said Samuel Stone, Executive Vice President. “Our teams achieved a major milestone in the third quarter with the successful merging of computer processing systems involving minimal customer disruption. We are grateful for the hard work of our employees in delivering significant progress in the initial integration of Firstbank and Mercantile while continuing to serve our customers and grow our business.”

Except as noted, the Firstbank merger that was consummated effective June 1, 2014, is primarily contributing to the increases over the linked and prior year periods in the income statement and balance sheet.  “Acquired loans”, as used herein, are those assumed in the Firstbank merger. The Firstbank merger was considered a business combination and accounted for under FASB Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).  All Firstbank assets and liabilities were recorded at their estimated fair values as of the date of merger and identifiable intangible assets were recorded at their estimated fair value.  Estimated fair values are considered preliminary, and in accordance with ASC 805, are subject to change up to one year after the merger date.  This allows for adjustments to the initial purchase entries if additional information relative to closing date fair values becomes available, and we continue to analyze our estimates of the fair values of Firstbank’s assets and liabilities.  Certain reclassifications of prior periods’ amounts may also be made to conform to the current period’s presentation and would have no effect on previously reported net income amounts.

Operating Results

Total revenue, which consists of net interest income and noninterest income, more than doubled during the third quarter of 2014 to $28.9 million, up $15.2 million or 111.2 percent from the prior-year third quarter. Net interest income during the third quarter of 2014 was $26.0 million, up $14.0 million or 116.7 percent from the third quarter of 2013, reflecting a 106.0 percent increase in average earning assets and a 19 basis point increase in the net interest margin. The strong increase in the net interest margin was fueled by a merger-related 39 basis point reduction in the cost of funds. Noninterest income during the third quarter of 2014 was $2.9 million, up 72.3 percent from the third quarter of 2013. Industry-wide weakness in mortgage banking revenue caused the percentage increase in noninterest income to be less than the percentage increase in net interest income.

Mercantile recorded a negative $0.4 million provision for loan losses during the third quarter of 2014, compared to a negative $1.7 million provision during the respective 2013 period. The negative provision expense is the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continued to improve.

Noninterest expense totaled $20.7 million during the third quarter of 2014, up 109.0 percent from the prior-year third quarter. Pre-tax merger-related costs totaled $1.3 million during the third quarter of 2014, compared to $0.7 million in the third quarter of 2013. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, were $0.2 million during the third quarter of 2014 compared to $0.4 million during the third quarter of 2013. Gains on sales of other real estate, which are netted against problem asset costs, totaled $0.3 million during both the third quarter of 2014 and 2013.

Mr. Price continued: “We are extremely pleased to realize the projected improvement in our net interest margin and its very positive impact on profitability. However, we have also seen our results negatively affected to a lesser degree by an industry-wide slowdown in mortgage banking activity as our mortgage banking income in the third quarter of 2014 was less than half of what the two companies added together achieved a year ago. We are pleased with the quality of our loan portfolio. During the third quarter, we recorded a $0.4 million negative provision, primarily reflecting continued recoveries of prior period loan charge-offs. We will continue to take advantage of new business opportunities in our markets and remain flexible and opportunistic as we pursue disciplined growth for long-term performance.”

Balance Sheet

As of September 30, 2014, the balance sheet reflected the June consummation of the merger with Firstbank. Total assets were $2.86 billion, an increase of $1.44 billion or 100.6 percent from December 31, 2013; total loans increased $1.02 billion, or 96.4 percent, to $2.07 billion over the same time period. Compared to September 30, 2013, total assets increased $1.44 billion, or 101.3 percent, and total loans increased $993 million, or 92.3 percent. Approximately $47 million in term loans to new and existing borrowers were funded during the third quarter of 2014.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We continue to take advantage of the expanded banking footprint resulting from the merger. While new loan originations slowed in the third quarter generally, reflecting the timing of closing and funding loans in the pipeline, we saw ongoing strength in new loan opportunities, and the loan pipeline for the fourth quarter is expected to produce a rebound in funding. Our September 30, 2014, loan total of $2.068 billion represents 2.4 percent net growth over the nine months, or just over 3 percent on an annualized basis. We are expecting that loan closings in the fourth quarter will increase this growth rate for the full year. Our pipeline includes, among other credits, over $140 million in unfunded commitments on commercial construction and development loans that are in the construction phase. We have also added resources in the form of senior and experienced lending officers in the Grand Rapids and Lansing markets, positioning us for further growth.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 55 percent of total loans as of September 30, 2014.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 28.3 percent and 19.9 percent of total loans, respectively, as of September 30, 2014.  Commercial and industrial loans represented 26.2 percent of total loans as of September 30, 2014.

As of September 30, 2014, total deposits were $2.27 billion, up $1.15 billion from September 30, 2013. Growth in local deposits was driven primarily by the merger, as well as new commercial loan relationships. Deposit totals were flat during the third quarter as emphasis remained on improving funding mix and reducing cost while additional funding was not needed. Wholesale funds were $240 million, or less than 10 percent of total funds, as of September 30, 2014.

Asset Quality

Nonperforming assets (“NPAs”) at September 30, 2014 were $8.7 million, or 0.3 percent of total assets, compared to $9.6 million as of December 31, 2013, and $12.2 million as of September 30, 2013 (0.7 percent and 0.9 percent of total assets, respectively). This level of NPAs represents a decline of $0.9 million or 8.8 percent from the end of 2013 and a decline of $3.4 million or 28.2 percent from the year-ago quarter-end.

Mr. Kaminski commented: “The merger continues to support the positive trend of the past several years in improving asset quality and delivering meaningful reductions in nonperforming assets. The combined Mercantile team will stay committed to sustaining this strong financial base while staying true to our community banking roots, maintaining a steady focus on meeting the needs of our existing customers and implementing innovative marketing initiatives.”

Nonperforming loans (“NPLs”) totaled $6.1 million as of September 30, 2014, down $2.5 million from the year-ago quarter-end, while foreclosed real estate and repossessed assets decreased $0.9 million from the year-ago quarter-end. As of September 30, 2014, CRE NPLs totaled $1.1 million. Owner-occupied nonperforming CRE loans accounted for $0.8 million of total CRE NPLs, while investor-owned CRE NPLs accounted for $0.3 million. Owner-occupied and rental residential NPLs totaled $4.4 million as of September 30, 2014.

Net loan charge-offs were $0.1 million during the third quarter of 2014 compared with net loan recoveries of $0.6 million for the linked quarter and $1.9 million for the prior-year quarter.

Capital Position

Shareholders’ equity totaled $321 million as of September 30, 2014, an increase of $168 million from year-end 2013 primarily due to the merger with Firstbank. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 14.0 percent as of September 30, 2014, compared to 15.7 percent at December 31, 2013. At September 30, 2014, the Bank had approximately $93 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,862,583 total shares outstanding at September 30, 2014, reflecting the issuance of 8,087,272 new shares to Firstbank shareholders effective on the merger consummation at June 1, 2014.

Mr. Price concluded: “We are very pleased with the excellent progress we have made in the integration of Firstbank and Mercantile. Today, the combined Mercantile operates with a strong and stable source of core funding, proven excellence in commercial lending and a robust offering of products and services. The combined company has a strengthened competitive position with an expanded geographic footprint, an enhanced retail delivery system, a more diversified loan portfolio and greater loan origination capabilities. We are excited about the future of Mercantile and the opportunity to bring an extensive array of products and services to both existing and potential clients.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate the operations of Mercantile and Firstbank and their respective subsidiary banks; the ability of the combined company to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
President & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Third Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2014	2013	2013
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$49,707,000	$17,149,000	$33,207,000
Interest-bearing deposits	72,443,000	6,389,000	6,428,000
Federal funds sold	10,102,000	123,427,000	86,283,000
Total cash and cash equivalents	132,252,000	146,965,000	125,918,000

Securities available for sale	454,009,000	131,178,000	123,793,000
Federal Home Loan Bank stock	19,226,000	11,961,000	11,961,000

Loans	2,068,265,000	1,053,243,000	1,075,487,000
Allowance for loan losses	(20,374,000)	(22,821,000)	(25,195,000)
Loans, net	2,047,891,000	1,030,422,000	1,050,292,000

Premises and equipment, net	48,570,000	24,898,000	25,159,000
Bank owned life insurance	55,992,000	51,377,000	51,073,000
Goodwill	50,870,000	0	0
Core deposit intangible	16,418,000	0	0
Other assets	37,876,000	30,165,000	33,807,000

Total assets	$2,863,104,000	$1,426,966,000	$1,422,003,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$535,101,000	$224,580,000	$216,055,000
Interest-bearing	1,736,607,000	894,331,000	905,454,000
Total deposits	2,271,708,000	1,118,911,000	1,121,509,000

Securities sold under agreements to repurchase	142,869,000	69,305,000	65,680,000
Federal Home Loan Bank advances	57,033,000	45,000,000	45,000,000
Subordinated debentures	54,301,000	32,990,000	32,990,000
Accrued interest and other liabilities	16,200,000	7,435,000	6,990,000
Total liabilities	2,542,111,000	1,273,641,000	1,272,169,000

SHAREHOLDERS' EQUITY
Common stock	317,374,000	162,999,000	163,629,000
Retained earnings (deficit)	5,948,000	(4,101,000)	(9,264,000)
Accumulated other comprehensive income (loss)	(2,329,000)	(5,573,000)	(4,531,000)
Total shareholders' equity	320,993,000	153,325,000	149,834,000

Total liabilities and shareholders' equity	$2,863,104,000	$1,426,966,000	$1,422,003,000

Mercantile Bank Corporation
Third Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$26,323,000	$13,411,000	$55,079,000	$38,944,000
Investment securities	2,545,000	1,214,000	5,729,000	3,780,000
Federal funds sold	7,000	38,000	117,000	127,000
Interest-bearing deposits	25,000	4,000	46,000	17,000
Total interest income	28,900,000	14,667,000	60,971,000	42,868,000

INTEREST EXPENSE
Deposits	1,971,000	2,190,000	6,279,000	6,733,000
Short-term borrowings	34,000	19,000	83,000	57,000
Federal Home Loan Bank advances	166,000	141,000	472,000	379,000
Other borrowed money	740,000	323,000	1,532,000	938,000
Total interest expense	2,911,000	2,673,000	8,366,000	8,107,000

Net interest income	25,989,000	11,994,000	52,605,000	34,761,000

Provision for loan losses	(400,000)	(1,700,000)	(3,000,000)	(4,700,000)

Net interest income after provision for loan losses	26,389,000	13,694,000	55,605,000	39,461,000

NONINTEREST INCOME
Service charges on accounts	807,000	397,000	1,749,000	1,155,000
Mortgage banking income	569,000	194,000	981,000	671,000
Other income	1,523,000	1,092,000	3,965,000	3,455,000
Total noninterest income	2,899,000	1,683,000	6,695,000	5,281,000

NONINTEREST EXPENSE
Salaries and benefits	10,685,000	5,256,000	23,393,000	15,094,000
Occupancy	1,515,000	639,000	3,141,000	1,921,000
Furniture and equipment	560,000	242,000	1,175,000	754,000
Merger-related costs	1,250,000	719,000	5,081,000	779,000
Problem asset costs	235,000	373,000	179,000	783,000
FDIC insurance costs	331,000	184,000	733,000	604,000
Other expense	6,165,000	2,509,000	12,312,000	7,383,000
Total noninterest expense	20,741,000	9,922,000	46,014,000	27,318,000

Income before federal income tax expense	8,547,000	5,455,000	16,286,000	17,424,000

Federal income tax expense	2,600,000	2,002,000	5,248,000	5,554,000

Net Income	$5,947,000	$3,453,000	$11,038,000	$11,870,000

Basic earnings per share	$0.35	$0.40	$0.89	$1.36
Diluted earnings per share	$0.35	$0.40	$0.89	$1.36

Average basic shares outstanding	16,852,050	8,707,038	12,362,316	8,706,133
Average diluted shares outstanding	16,926,249	8,725,268	12,399,009	8,719,956

Mercantile Bank Corporation
Third Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2014	2014	2014	2013	2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2014	2013
EARNINGS
Net interest income	$25,989	15,553	11,064	12,695	11,994	52,605	34,761
Provision for loan losses	$(400)	(700)	(1,900)	(2,500)	(1,700)	(3,000)	(4,700)
Noninterest income	$2,899	2,288	1,506	1,591	1,683	6,695	5,281
Noninterest expense	$20,741	16,066	9,207	9,085	9,922	46,014	27,318
Net income before federal income tax expense	$8,547	2,475	5,263	7,701	5,455	16,286	17,424
Net income	$5,947	1,509	3,580	5,163	3,453	11,038	11,870
Basic earnings per share	$0.35	0.13	0.41	0.59	0.40	0.89	1.36
Diluted earnings per share	$0.35	0.13	0.41	0.59	0.40	0.89	1.36
Average basic shares outstanding	16,852,050	11,406,908	8,738,836	8,724,163	8,707,038	12,362,316	8,706,133
Average diluted shares outstanding	16,926,249	11,435,867	8,741,121	8,735,096	8,725,268	12,399,009	8,719,956

PERFORMANCE RATIOS
Return on average assets	0.82%	0.32%	1.02%	1.43%	0.99%	0.72%	1.15%
Return on average equity	7.46%	2.94%	9.36%	13.49%	9.15%	6.52%	10.63%
Net interest margin (fully tax-equivalent)	3.95%	3.62%	3.42%	3.80%	3.76%	3.73%	3.69%
Efficiency ratio	71.80%	90.05%	73.25%	63.59%	72.55%	77.60%	68.22%
Full-time equivalent employees	640	645	244	241	239	640	239

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.03%	4.85%	4.63%	5.26%	4.96%	4.88%	4.96%
Yield on securities	2.24%	2.79%	4.08%	3.89%	3.81%	2.70%	3.82%
Yield on other interest-bearing assets	0.19%	0.24%	0.25%	0.25%	0.25%	0.24%	0.25%
Yield on total earning assets	4.39%	4.30%	4.20%	4.60%	4.59%	4.32%	4.54%
Yield on total assets	4.03%	3.96%	3.90%	4.27%	4.25%	3.98%	4.19%
Cost of deposits	0.34%	0.61%	0.75%	0.77%	0.80%	0.51%	0.83%
Cost of borrowed funds	1.52%	1.49%	1.27%	1.32%	1.39%	1.44%	1.35%
Cost of interest-bearing liabilities	0.58%	0.87%	0.98%	1.00%	1.04%	0.76%	1.05%
Cost of funds (total earning assets)	0.44%	0.68%	0.78%	0.80%	0.83%	0.59%	0.85%
Cost of funds (total assets)	0.40%	0.62%	0.72%	0.74%	0.77%	0.54%	0.79%

CAPITAL
Period-ending tangible equity to assets	9.07%	8.82%	11.16%	10.74%	10.54%	9.07%	10.54%
Tier 1 leverage capital ratio	11.01%	16.67%	12.99%	12.53%	12.57%	11.01%	12.57%
Tier 1 risk-based capital ratio	13.17%	13.10%	14.93%	14.65%	14.08%	13.17%	14.08%
Total risk-based capital ratio	14.04%	14.00%	16.18%	15.91%	15.34%	14.04%	15.34%
Tier 1 capital	$307,562	302,365	183,251	158,349	156,087	307,562	156,087
Tier 1 plus tier 2 capital	$327,936	323,221	198,667	173,323	170,873	327,936	170,873
Total risk-weighted assets	$2,335,589	2,308,746	1,227,722	1,184,332	1,170,060	2,335,589	1,170,060
Book value per common share	$19.04	18.77	18.05	17.54	17.21	19.04	17.21
Tangible book value per common share	$15.05	14.73	18.05	17.54	17.21	15.05	17.21
Cash dividend per common share	$0.12	2.12	0.12	0.12	0.12	2.36	0.33

ASSET QUALITY
Gross loan charge-offs	$345	103	588	2,408	85	1,036	2,882
Recoveries	$263	705	621	2,535	2,033	1,589	4,099
Net loan charge-offs	$82	(602)	(33)	(127)	(1,948)	(553)	(1,217)
Net loan charge-offs to average loans	0.02%	(0.18% )	(0.01% )	(0.05% )	(0.72% )	(0.05% )	(0.16% )
Allowance for loan losses	$20,374	20,856	20,954	22,821	25,195	20,374	25,195
Allowance to originated loans	1.72%	1.82%	1.96%	2.17%	2.34%	1.72%	2.34%
Nonperforming loans	$6,071	5,741	6,342	6,718	8,609	6,071	8,609
Other real estate/repossessed assets	$2,659	2,878	2,350	2,851	3,549	2,659	3,549
Nonperforming loans to total loans	0.29%	0.28%	0.59%	0.64%	0.80%	0.29%	0.80%
Nonperforming assets to total assets	0.30%	0.30%	0.61%	0.67%	0.86%	0.30%	0.86%

Mercantile Bank Corporation
Third Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2014	2014	2014	2013	2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2014	2013
NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$436	463	465	467	538	436	538
Construction	$0	22	22	22	89	0	89
Owner occupied / rental	$5,252	4,867	4,212	4,426	3,078	5,252	3,078
Commercial real estate:
Land development	$222	327	453	481	633	222	633
Construction	$0	0	0	0	0	0	0
Owner occupied	$906	1,475	859	1,049	1,219	906	1,219
Non-owner occupied	$1,585	1,198	1,883	2,108	5,490	1,585	5,490
Non-real estate:
Commercial assets	$296	267	798	1,016	1,111	296	1,111
Consumer assets	$33	0	0	0	0	33	0
Total nonperforming assets	$8,730	8,619	8,692	9,569	12,158	8,730	12,158

NONPERFORMING ASSETS - RECON
Beginning balance	$8,619	8,692	9,569	12,158	14,442	9,569	25,940
Additions - originated loans	$1,215	164	174	1,869	852	1,553	2,039
Additions - merger ORE	$830	1,187	0	0	0	2,017	0
Principal payments	$(864)	(523)	(449)	(3,073)	(2,362)	(1,836)	(7,862)
Sale proceeds	$(910)	(790)	(501)	(796)	(528)	(2,201)	(4,789)
Loan charge-offs	$0	(67)	(101)	(553)	(56)	(168)	(2,491)
Valuation write-downs	$(160)	(44)	0	(36)	(190)	(204)	(679)
Ending balance	$8,730	8,619	8,692	9,569	12,158	8,730	12,158

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$541,805	538,791	289,009	286,373	286,887	541,805	286,887
Land development & construction	$52,218	55,948	37,190	36,741	40,741	52,218	40,741
Owner occupied comm'l R/E	$412,470	411,116	264,299	261,877	258,656	412,470	258,656
Non-owner occupied comm'l R/E	$584,422	588,752	378,034	364,066	368,301	584,422	368,301
Multi-family & residential rental	$95,649	93,939	35,686	37,639	53,178	95,649	53,178
Total commercial	$1,686,564	1,688,546	1,004,218	986,696	1,007,763	1,686,564	1,007,763
Retail:
1-4 family mortgages	$217,751	215,908	30,800	31,467	31,149	217,751	31,149
Home equity & other consumer	$163,950	169,028	31,778	35,080	36,575	163,950	36,575
Total retail	$381,701	384,936	62,578	66,547	67,724	381,701	67,724
Total loans	$2,068,265	2,073,482	1,066,796	1,053,243	1,075,487	2,068,265	1,075,487

END OF PERIOD BALANCES
Loans	$2,068,265	2,073,482	1,066,796	1,053,243	1,075,487	2,068,265	1,075,487
Securities	$473,235	494,501	153,058	143,139	135,754	473,235	135,754
Other interest-bearing assets	$82,545	60,123	84,124	129,816	92,711	82,545	92,711
Total earning assets (before allowance)	$2,624,045	2,628,106	1,303,978	1,326,198	1,303,952	2,624,045	1,303,952
Total assets	$2,863,104	2,879,282	1,413,515	1,426,966	1,422,003	2,863,104	1,422,003
Noninterest-bearing deposits	$535,101	515,646	230,709	224,580	216,055	535,101	216,055
Interest-bearing deposits	$1,736,607	1,787,615	877,542	894,331	905,454	1,736,607	905,454
Total deposits	$2,271,708	2,303,261	1,108,251	1,118,911	1,121,509	2,271,708	1,121,509
Total borrowed funds	$254,203	249,631	142,833	148,915	145,221	254,203	145,221
Total interest-bearing liabilities	$1,990,810	2,037,246	1,020,375	1,043,246	1,050,675	1,990,810	1,050,675
Shareholders' equity	$320,993	316,138	157,689	153,325	149,834	320,993	149,834

AVERAGE BALANCES
Loans	$2,075,087	1,377,986	1,059,595	1,054,573	1,072,199	1,507,942	1,049,744
Securities	$484,345	267,273	147,164	142,736	136,455	300,616	143,882
Other interest-bearing assets	$66,207	89,741	114,553	138,077	65,878	90,041	75,364
Total earning assets (before allowance)	$2,625,639	1,735,000	1,321,312	1,335,386	1,274,532	1,898,599	1,268,990
Total assets	$2,862,349	1,882,618	1,420,512	1,437,436	1,378,412	2,060,597	1,377,220
Noninterest-bearing deposits	$532,997	318,632	214,037	220,826	204,402	356,255	189,802
Interest-bearing deposits	$1,757,162	1,169,863	890,698	907,277	881,851	1,275,748	897,155
Total deposits	$2,290,159	1,488,495	1,104,735	1,128,103	1,086,253	1,632,003	1,086,957
Total borrowed funds	$245,522	176,946	156,043	150,341	137,401	193,165	135,881
Total interest-bearing liabilities	$2,002,685	1,346,809	1,046,741	1,057,617	1,019,252	1,468,913	1,033,035
Shareholders' equity	$316,410	205,558	155,073	151,873	149,785	226,204	149,356